CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated August 28, 2020 on the financial statements and financial highlights of Zevenbergen Genea Fund and Zevenbergen Growth Fund, each a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the June 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
October 27, 2020